EXHIBIT 99.1

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions, Inc. - Managing Director IR

Rich Daly Broadridge Financial Solutions, Inc. - CEO

Dan Sheldon Broadridge Financial Solutions, Inc. - CFO, PAO, VP

CONFERENCE CALL PARTICIPANTS

David Togut Evercore Partners - Analyst

Niamh Alexander Keefe, Bruyette & Woods - Analyst

Peter Heckmann Avondale Partners - Analyst

George Mihalos Credit Suisse - Analyst

Christopher Donat Sandler O’Neill & Partners - Analyst

Tien-Tsin Huang JPMorgan Chase & Co. - Analyst

PRESENTATION

Operator

Good morning. My name is Shannon, and I will be your conference facilitator. At this time I would like to welcome everyone to the Broadridge Financial Solutions first quarter fiscal year 2014 earnings conference call. I would like to inform you that this call is being recorded and that all lines have been placed on mute to prevent any background noise. There will be a Q&A period after the speakers’ remarks. Please try to limit your questions to one per participant.

I will now turn the conference over to David Ng, Managing Director, Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial Solutions, Inc. - Managing Director IR

Thank you, Shannon. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the first quarter of fiscal 2014. This morning I am here with Rich Daly, our Chief Executive Officer, and Dan Sheldon, our Chief Financial Officer.

I trust that by now everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentation that accompany today’s earns call and webcast can be found on the Investor Relations page at broadridge.com.

During today’s conference call we’ll discuss some forward-looking statements regarding Broadridge that involves risk. These risks are summarized on slide number one. We encourage participants to refer to our SEC filings, including our annual report on Form 10-K for a complete discussion of forward-looking statements and the risk factors faced by our business.

Our non-GAAP fiscal year 2014 earnings results excludes the impact of acquisition amortization and other costs. These cost are significant, and we believe that non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release.

Now let’s turn to slide number two and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights of the first quarter of fiscal year 2014, followed by a discussion of a few key topics. Dan Sheldon will then review the first quarter financial results in further detail. Rich will then return and provide his overall summary and some closing thoughts before we head into the Q&A part of the call.

Now let’s turn to slide number three, and I will turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, David, and good morning, everyone. This morning as part of my opening remarks I will talk about the following topics.

First, I’ll start with an overview of our first quarter fiscal year 2014 financial highlights and guidance. Then I will discuss our closed sales performance followed by a few key updates, including the SEC’s approval of the New York Stock Exchange’s proposal on proxy distribution fees and EBIP. After Dan provides you more of the financial details, I will wrap it up with my closing comments. Let’s start on slide four, our first quarter fiscal year 2014 financial highlights.

I am very pleased with our first quarter financial results. We had very strong revenue growth. Recurring and total revenues were up 11% and 10% respectively versus the comparable period in fiscal year 2013. The recurring revenue increases were primarily the result of net new business as expected and an increase in market based activities, which created internal growth across both segments.

Positive market trends increased most activities, including trade processing, prospectus fulfill, and mutual fund interim volumes, while also supporting underlying proxy position growth. Event driven fee activity was higher by approximately $8 million, primarily due to a pickup in mutual fund proxy activities. We had record first quarter earnings-per-share. Our non-GAAP diluted earnings-per-share increased over fiscal year 2013 by approximately 117% to $0.39. This earnings growth was primarily due to higher revenues and improved productivity from our strategic initiatives.

We are off to a great start to the fiscal year. While market based activities were trending positively across both segments, due to the seasonal nature of our business our first two quarters earnings results historically make the least significant contribution to our full-year results. We will have a clearer view of any ongoing full year impact of increased market based activities after the end of our second quarter.

We are now reaffirming our full year guidance at this time, including recurring revenue growth of 5% to 7%, non-GAAP diluted earnings-per-share of $2 to $2.10, and free cash flow of approximately $275 million at the mid-point of our guidance range.

Please turn to slide five, our closed sales performance. Recurring revenue closed sales were up 10% to $15 million from approximately $14 million last year. We did not close any transactions with revenues of $5 million or greater this quarter. Usually our first quarter closed sales of less than $5 million contribute the smallest amount to the full-year results. Generally it is more difficult to schedule meetings and close new business during the summer months.

Our pipeline remains robust with very good momentum. We continue to make good progress in our emerging and acquired products portfolio, and our jointly launched Accenture post-trade processing platform.

We were pleased to hear Accenture’s view of the importance and potential of our alliance during Accenture’s investor and analyst conference on October 8. We are reaffirming our fiscal year 2014 recurring revenue closed sales in the range of $110 million to $150 million, which includes closed sales with revenues of $5 million or greater in the range of $20 million to $40 million.

Let’s go to slide six for some key updates. The SEC has approved the New York Stock Exchange’s proposed fee changes for the distribution of proxy materials to beneficial shareholders. Included in the approval is the adoption of and fees for an enhanced broker internet platform or EBIP.

As you heard me say, EBIP is in essence the same as our Investor Mailbox product, which we have success me rolled out to 16 firms, with an additional eight firms in the process of implementation. We are pleased the New York Stock Exchange’s proposal has been approved. We believe this is a win for all constituents, including corporate issuers, broker dealers, regulators, investors and Broadridge.

We are especially excited by the potential of EBIP. As we have discussed in the past, we believe the industry’s use of innovative digital technologies will result in greater transparency, cost savings and higher participation in voting and in corporate — and in the corporate governance process by investors. In addition, we believe the approval of EBIP will drive accelerated adoption our investor — of our Investor Mailbox product and will also add to our growing digital solutions.

Over the next several years we anticipate that our full suite of Fluent digital solutions will move the needle in reducing the $20 billion of paper and postage spent our industry still spends on communications with investors. Broadridge will implement all the approved changes in an expeditious manner. As the fee changes go into effect during fiscal year 2014, we continue to believe the net financial impact of these approved key changes will be neutral to slightly positive on Broadridge. We are very pleased that this long complex industry initiative has successfully concluded.

In August we completed and offering of $400 million senior fixed rate note at 3.9% per annum. We used the proceeds of the offering to pay the remaining $400 million outstanding under our five year term loan. Given the market’s outlook and our expectations, we believe it was advantageous to lock in a fixed rate at the time before the inevitable rise in interest rates. The resulting increase in annual interest rate expense is already reflected in our guidance.

We are pleased to share that the Walt Disney company is now live as a Broadridge transfer agency client. We are not only excited because of the iconic Disney brand, but also because of our ability to close a deal with arguably the largest in-house corporate stock transfer operation.

As you may recall, we entered the stock transfer agency business primarily as a servicer of companies with a smaller number of shareholders. Over the last three years we have been upgrading the technology platform to be in a position to service clients such as Disney, which has one of the largest and most diverse global shareholder bases. Our differentiated and disruptive transfer agency strategy enables full communications between companies and all of their shareholders.

I will now turn the call over to Dan, who will go into more detail about the quarterly financial results.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Thanks, Rich. Let’s move to page seven, our key financial drivers. The page by the way is broken in two sections. The top section shows our revenue drivers and their contributions to recurring revenue, and the bottom section has total revenues as well as margins and earnings-per-share. So let’s focus on the top section and the drivers.

The yellow bar shows that our recurring revenues, as Rich mentioned, grew 11% this quarter, and our recurring revenue growth guidance for the year of the 5% to 7%. At the top of this chart you can see revenues from closed sales added 8 points of growth primarily from expected prior period sales, and that for the fiscal year we’re expecting seven to 8 points of recurring revenue growth from closed sales.

The next line, the client revenue loss rate is at our expected 2% or by the way a 98% retention rate for the quarter. For the full year we still expect a loss rate of about 3%, and as we pointed out in August, about 1 point of that loss and slightly above for the year is directly attributable to a business we’re restructuring in the SPS segment. So be thinking much more than 98% on an ongoing basis.

Internal growth, which is the next line, from trade volumes and stock record positions was very favorable in Q1, adding 4 points of growth. Our full-year outlook was and remains at flat to slightly up, as no one quarter is indicative of the full year. But we do like the trend in volumes that has been positive for the last two quarters.

The next line, our acquisition of Bonaire in the ICS segment, added 1 point of growth to the quarter, and we expect this business to add about 1 point to the full year as well. Our guidance, by the way, does not take into consideration the effect of any future acquisitions.

Now let’s move down to the next section that shows on a total revenue basis are what I just shared with you, 11% recurring revenue growth translates to 7 points of growth to total revenue. Then adding in event-driven and distribution revenues, which were both up due to improved activity in mutual fund proxies, you can see that our overall total revenues grew about 10%. A very nice start, by the way, to the fiscal year.

Moving on to both margins and EPS, for the quarter, more than doubled from a year-ago, and were above our expectations. To put the EPS growth of $0.21 for the quarter into perspective let me share with you the following two points.

About one-half or just under $0.10 came for expected net new business and gains in efficiencies, including the remaining benefit from our IBM data center migration. And the other half from market driven activities related to trades and mutual funds, which came in above our expectations.

As we typically do, we will monitor the market based activities, as Rich already mentioned, during the next quarter to see what the trends suggest as we move forward, but this is what I would like you to take away from this page and the next two pages as you review them. Both businesses are contributing to net new business growth, with ICS continuing to contribute at historically the case, and by the way, very important, SPS adding to its revenue base 8 points of growth due to net new business. And when you look at it, 11 points coming from sales, and then as we said the loss rate of about 3 points.

Next point, both businesses are positioned for growth, given the new recurring sales activities Rich just shared with you on page five of the closed sales performance. And, of course, finally, both businesses of course are benefiting from the up market activities we’ve discussed.

So, Rich, I am going to skip the next two pages and move on to page ten and turn it back to you.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, Dan. Please turn to page ten for my summary wrap up.

I am very pleased with the great first quarter start in fiscal year 2014. Recurring revenues continue to be strong, closed sales are growing, and we have a robust and growing pipeline. Favorable market based activities in the first quarter such as equity trading and mutual fund volumes continue to be encouraging. We will have a clearer view of any ongoing full year impact of increased market based activities after the end of our second quarter.

Our client revenue retention rate was a strong 98%. We have a clear strategy for our journey ahead to drive top-quartile returns for stockholders. With strong performance of top and bottom line growth in both our ICS and SPS segments, we believe our industry recognizes Broadridge’s unique value proposition to its clients.

The service profit chain is the foundation of our success. We continue to invest in our associates worldwide, knowing that they will produce outstanding results for our clients. Our extraordinary client revenue retention rate reflects the value that they deliver, and that achievement in turn translates into great returns for our stockholders.

Significant changes continue at financial services firms globally, and our product solutions are aligned with the growing needs of this complex industry. Looking ahead, we have a clear and executable strategy focused on three major macro trends. They are the digital transformation of investor communications, the mutualization of duplicative non-differentiating industry costs, and the third trend, providing our clients with intelligence from data by structuring and analyzing the enormous amount of data that we process across our businesses.

We continue to make progress and investments in the execution of our strategy to take advantage of the potential presented by these three key macro trends. Through our digital strategy our Fluent suite of solutions is already creating significant efficiency in communications to investors by reducing unnecessary fixed costs while also increasing investor engagement. With a large client signed last quarter, our digital solutions will only gain more momentum, with the stage now set for the wide adoption of EBIP, our industry, our Investor Mailbox — or our Investor Mailbox solution, one in the same.

In cost mutualization we have already signed a significant client, Societe Generale Corporate & Investment Banking, on the post-trade processing platform we jointly launched with Accenture. Our solution is designed to help the bank improve competitiveness, adopt to changes in regulation and market infrastructure, and reduce costs.

We were pleased that on October 14 the first phase of the transformation has been completed, with SocGen transferring its securities processing back-office operation to Accenture. Moving to the second phase, we are now working to convert the securities processing onto Broadridge’s technology platform.

With respect to our data solutions, Broadridge processes a wealth of data through our platforms and networks. Our Access Data, Bonaire, Investigo and vote analytics products are approaching $50 million per year in data solution revenues. We recently created the ProxyPulse report in collaboration with PwC’s Center for Board Governance to provide important insight to directors, company officers and large investors regarding voting trends, benchmarks and other key governance issues.

These three macro trends create promising new growth opportunities for our associates, unique value for our clients, and attractive long-term total stockholder returns. Our journey going forward will be focused on the activities that will enable our industry to benefit from the enhanced customer experience and cost savings through our digital mutualization and data analytics solutions. We expect our journey will enable us to create top-quartile stockholder returns.

We remain confident in our fiscal year 2014 guidance. We anticipate solid recurring revenue growth driven primarily from closed sales.

We expect non-GAAP diluted earnings-per-share from continuing operations to be in the range of $2 to $2.10, which excluded the impact of acquisition amortization costs. GAAP earnings-per-share from continuing operations are anticipated to be in the range of $1.89 to $1.99. Free cash flow is expected to be approximately $275 million at the mid-point of our guidance range.

Finally, I would like to take this opportunity to personally acknowledge our extraordinary associates. Our highly engaged associates have enabled us to deliver record performance to close out the last fiscal year and to continue that momentum into this fiscal year. It’s their commitment that enabled the high client satisfaction and resilient performance we maintained throughout the financial crisis. It is our associates who will create the ability for Broadridge to take advantage of the many market opportunities that are now appearing as we head towards more normal market activities.

I will now turn the call over to Shannon, the operator, and we really look forward to taking your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of David Togut of Evercore Partners. Your line is now open.

David Togut - Evercore Partners - Analyst

Thank you, good morning, Rich and Dan.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Hi, David.

David Togut - Evercore Partners - Analyst

About half of the earnings growth that you both addressed in the quarter came from a market driven activity; equity trade volumes, mutual event driven activity, and stock record growth. Could you talk about the growth you saw in each one of those three drivers and to what extent you think the growth you saw in the September quarter is sustainable for the next 12 to 18 months?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure. The market activity — what’s terrific about Broadridge and the linkage between both of our segments is that it’s not just trading volume. The trading volume drives more communication volume, okay? Positive markets generally drive more mutual fund activity, with retail investors getting into the market both through individual positions and mutual fund positions.

So the positive market activity that we have seen going on right now affects most of the products that we have in a positive way. I also added in my comment that it also helps support the underlying stock record positions, which as record dates start to take place in January and February for proxy season, right now one would anticipate that being a slightly positive trend as well in terms of supporting the growth of those positions.

David, I specifically said that we were going to wait, and I said it multiple times, because I wanted everyone to hear clearly. We feel great about where we are, we feel great about the trend. It’s the first quarter, and the first half overall is not what makes our year or breaks our year.

It’s certainly starting off great like this and better than we ever have, feels terrific, but it’s way too early to say that we’re going to be looking at guidance or other activities and say that we are confident that we can raise those activities. But it certainly puts us on I position, when I say we’re reaffirming it, probably reaffirming it with a higher level of confidence than I’ve ever done before.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes, Rich, let me just add onto that piece. David, part of your question was also — think about it this way, it’s a 50/50 mix. And the way I would like to put it in perspective is, if you think about that achievement calling the market driven ones on trade volumes, because of the up 14%, it also moved us into some of what we call the higher tiers, so we’re able to get additional benefit from that. The other side of it was it was primarily driven by the mutual fund activity, so by giving you the 50/50, we think the other side of it was primarily on the mutual fund side.

And by the way we have gone back and looked at this for many years. I wish I could tell you everything was going to replete itself from 2007, 2008 and 2009, but the most important thing is we have seen no definitive trend except it’s been slightly up. But if I were to go back and look at anything over the last few years, it’s been spiking up, spiking down, spiking up, spiking down. We just so have happened to have a nice trend positive, and we’ll take that, but that’s the other reason we’re not ready to come out with anything more definitive than what we’ve said.

David Togut - Evercore Partners - Analyst

So in other words, you don’t quite think you have turned the corner yet in mutual fund event driven activity, or you’re just being conservative given the tough few years that we just saw?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, let’s break them out in two pieces. The term event driven activity is just that. We have remained confident that funds need to do business, which includes re-electing their Board. And so over a point in time we believe that the low volume trend that we experienced had as much to do with cost management as anything else when the markets were weak, so we remain clear on our view that the low averages we experienced we don’t think are sustainable.

However, we don’t have the ability and I don’t know anyone who has the ability to tell us where that turn is. We certainly feel good about where we are right now, but we can only look out about 60 days, so that’s another reason why as we get through the first half we will have a clearer view to discuss this, at least for this fiscal year with a little more clarity.

In terms of the other market activity, whether you want to use the word conservative or not, we are very confident in the guidance we just reaffirmed. We feel great about the trend. We don’t have any reason to see why this trend will or will not continue, but it’s certainly a positive position we’re in.

If we were ever going to consider something like raising guidance, it would be when we were equally confident in the ability to raise guidance as we were in just saying we were reaffirming our guidance. And given that there are variables in this business outside of our control, particularly tied to the market activity that we’re referring to, we don’t think we have any better ability than you do to say that market activity will continue. And so until we have the numbers and we can bank on those numbers because we’ve actually achieved it, that’s the position we’re going to take.

We would love to hear your views at a separate point in time in terms of what you think this market activity is and is it going to continue on this path. I’ll end with one last comment. I’m not feeling, though, any headwinds at this point in time. And so in the volume spikes up and down that Dan discussed it’s been a while since we have felt headwinds.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes, and by the way, Rich, I will totally confirm that piece. As we both said, though, we will look forward to what the future brings us, but we are not looking at what we did a year ago of a 19% drop in volume when we talk about trades, okay? That’s where we’ve been.

David Togut - Evercore Partners - Analyst

Quick final question from me if I could. Can you give us a sense of what you saw in terms of market driven activity in October in terms of trades, mutual fund and proxy record growth?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes. So let me give you — so I am going to give you by the way also September and October, because I’m going to tell we saw the quarter on trade volumes and said, wow, up 14%. Well, you know what? I was thrilled when I saw July and August, and then all of a sudden September dropped down to about 4% growth, and then October picked backup to about 10%.

That’s our whole reason for sitting back and saying let’s be cautious and smart here, because we’re not seeing a trend every single month in a direction, meaning very positive up, but I just shared with you it is positive in all those four months we just discussed. Does that help you?

David Togut - Evercore Partners - Analyst

It does. Thank you very much, and congrats on the strong results.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Thanks.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Hey, Dave, I’m going to add two additional comments here. The 4% is still not a headwind, although it’s not a strong wind at the back. 10% feels very, very good. Here’s the thing, though, in the key message that both Dan and I said on the call. Whether it be 4% or 10%, we believe that a fairly normal market, we are now positioned because of the investments we made in the products, because of the discipline that we put in both segments to grow both top and bottom line positions us to grow both segments going forward in a meaningful way, and that’s what is the foundation of our statements and our goal to create top-quartile shareholder returns.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes. We both totally agree with that.

David Togut - Evercore Partners - Analyst

I understand that. That’s very helpful. Thank you very much, and congrats again.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thank you.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Thank you.

Operator

Your next question comes from the line of Niamh Alexander of KBW. Your line is now open.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Good morning, and congrats from me too on such a strong start to the year. And the SEC approval a couple weeks ago or a few weeks ago, what is next? As I know, you’ve already been rolling Fluent out to — did you say 16 firms already? So you have another eight to go. But walk me through what is actually next now that you have gotten final blessing. What does it change? If it’s not changing nothing, it’s kind of given it official blessing. But what does it change, and what should we look for maybe in terms of the revenue to flow through as you kind of push through some of these advances in the technology?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Perfect, and I’m delighted you asked the question, Niamh. I want to clarify some wording here, so as we go forward it will be easy for people to follow.

What we have decided to do — and when we went, and branded it and trademarked it, et cetera — Fluent is going to be the overall umbrella. The name Fluent is the overall umbrella for our digital solutions. We took one of our strong leaders, Doug DeSchutter, and that’s his reason to exist. All right?

Now, when we talk about the Investor Mailbox, the Investor Mailbox is part of the digital solutions, which is now part of what we’re trying to create the brand of Fluent solutions out there. All right? So we actually have 16 brokers live on the Investor Mailbox and eight in the process of implementation. In all of those — the 16 that are live, we have seen a dramatic increase when the activities that we perform for them digitally are available directly on the broker’s website.

The EBIP, which is really a simile for Investor Mailbox, will enable us, now that there’s a regulation out there and a clear indication from the regulators that they believe that this is the right thing for the industry to do, we believe the adoption rate of Investor Mailbox or EBIP should go up significantly. So we expect an increase in digital activities as that takes place.

Fluent — when we talked about last quarter closing a major client on Fluent, it’s not only a commitment to use the Investor Mailbox, but it’s the other digital solutions that we are taking to market right now, such as a channel strategy, not only allowing the investor to use our digital proxy solutions, not only enabling that investor to use Broadridge’s Investor Mailbox solution, private labeled on that broker’s website, but then going outside of that broker’s website to other channels where investors can get information about their brokerage account or about statements, confirms or proxies through independent channels. Call it things like Amazon, Google, Facebook, et cetera.

And we’re still building out that technology to enable that seamless transition, which is the core of the Fluent product right now, under the Fluent suite of products. It’s the most important new initiative where you could go and get brokerage information seamlessly through the way you live your life every day, whether that be Amazon web services, Google, Facebook, et cetera. And it would be a seamless integration to Broadridge with the broker’s branding there, and you could seamlessly move back and forth between what you do in those other channels and what you want to do at your broker in a very convenient way.

The key to all that is we don’t think the strategy of asking people to live their lives by living — by memorizing 50 to 100 passwords to go to 50 to 100 different places to live their life in a normal way is going to be the winning strategy. We think providing information where people want to go will be the ultimate winning strategy.

One last comment. When we sign a Fluent client, we recognize very little in terms of closed sales value, because at the time they go live there’s in essence no new revenue. What we’re basing the revenue on right now is the increases of digital proxy activity that we have historically seen. What we’re intending to do is to make this an increase of all communications activity for that broker, and that’s how we’re going to attack the $2 billion to $3 billion in our sites right now, and ultimately the $20 billion that the brokerage, mutual fund and annuity community spends. Sorry for the long answer.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

No. That’s helpful, Rich, especially the end of it, because it’s like where we can start to see it come through in the numbers as it were, because there’s a lot of work going on behind it. So — and as you say, initially when you’re signing these clients we shouldn’t be looking for a big jump in the pipeline even or anything like that, but the target is to kind of bring on more customers and less of the postage as it were. That’s helpful. Thank you.

And then — I guess just back to kind of the market growth and the comments, because it is like second quarter in a row of nice double digit mutual fund activity, but you’re not raising your guidance. It’s just — you talk about better market activity. I mean, trading volume in the US is actually down last quarter versus the prior quarter. I know you’re not just in the US.

So what else is it? Is it people getting into — what we’re seeing is — covering financial services is just there are people coming back into mutual funds and into active domestic mutual and equities, and they’ve been in bond funds for a long time. So is that trend kind of particularly helping you, like maybe just more people just getting into equity mutual funds, or is it kind of continued growth of ETFs? What specifically should we be looking for there?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Sure. Trading activity, Niamh, is a really complex topic. Because of what’s going on around the globe with our major institutional global clients and the pressure on them as it relates to risk and capital requirements, we are anticipating that because of capital requirements our institutional volumes could go down slightly. All right? And I think we’re already experiencing some of that.

Because we have done a strong job, not particularly on the institutional side, not focusing on cost per trade but the total value, with the last trades having very little incremental revenue to us, that activity coming down we do not expect to be materially negative. All right? Unless something was to dramatically change, even beyond what people are predicting right now because of capital requirements around the globe.

Positive markets, we will always have some wind at the back, because it’s going to be more investors and, critically important, more positions. The IPO activity that’s going on — and I know everyone is going to want to be watching Facebook — I’m sorry, Twitter at 9.30,okay? Well, I don’t care what you think in terms of Twitter going up and down. I can tell you Twitter is a net positive for Broadridge.

These are new investor positions, new trade, new confirmations, and without them doing an IPO none of that would take place, and these things generally happen more in positive market activities. So looking at trading volumes and saying, wow, trading volumes are really up, it’s good for Broadridge. Depending on what the mix is, it may not necessarily be the case. Looking at overall trading volumes and saying I don’t think this is going to be good for Broadridge may also not necessarily be the case.

That’s why, as complicated as it is, Dan and I try to give you the overall pieces and what those pieces actually mean to us. Because a trade on the institutional side versus a trade on the retail side are not one and the same.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

(Inaudible — multiple speakers) [Thank you].

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes. Okay. And I’m just going to give you one thing more. You asked about the ETF. Absolutely ETFs are helping drive this. And then also, the one other thing we’ve always talked about is we used to be able to look at ourselves on various exchanges, like New York Stock Exchange, NASDAQ, but think about our clients being across all exchanges — all exchanges — and the activity going on there. Okay?

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay. Thank you. I’ll get back in line.

Operator

Your next question comes from the line of Peter Heckman of Avondale Partners. Your line is now open.

Peter Heckmann - Avondale Partners - Analyst

Good morning, gentlemen. Great results.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Thanks, Peter.

Peter Heckmann - Avondale Partners - Analyst

When I look at the mutual fund event-driven revenue, I can see the strength there, with total event-driven up maybe 26% and mutual fund up 32%. But can you talk about the interims? And maybe you addressed that on the last question, but with interims up 12%, is that more positions? It doesn’t — that number seems much larger than what I would have expected, and that was the only piece of, I think, the market activity comments that you made that I’m not 100% clear on.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay, so, look, it’s clearly more positions. And when I talk about the market activity, that’s clearly part of that positive market activity. And retail continues to view the mutual fund channel as a strong preference in terms of the way they participate in the markets.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes, let me just — by the way, Pete, if you look back to last year, we even had 9% growth out of that space, and what we shared with everybody, a lot of that was being heavily dependent upon what ETFs were doing, and this year it’s 12%. So it’s not like it’s a dramatic change. It’s just continuing to be a momentum in that space.

Peter Heckmann - Avondale Partners - Analyst

Okay. Okay. And then when I think about the changes in the proxy fee schedule and the EBIP, I guess the way that I think about that is maybe some moderation of mainly distribution revenue — well, not mainly distribution revenue, but I guess some moderation of proxy revenue but also moderation of proxy cost of goods sold. So when you were talking about the net benefit or the slight benefit from this change, you’re talking about mainly on the operating income line?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Peter, think about this as just another opportunity to increase digital activity. So in all of our digital activity, our fees have gone up, our profit has gone up, and our total revenue could be slightly down, all right? But recurring fee revenue certainly goes up in that as well. So we’re focused on recurring fee revenue, and we’re focused on obviously profit margins.

Peter Heckmann - Avondale Partners - Analyst

Okay. And then as regards to your guidance for the full year, 5% to 7% growth in recurring revenue, but 2% to 4% growth in total revenue. So I — and I believe that your event-driven revenue guidance is flat for the year, so is the delta all in distribution revenue?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

No, the delta is in the (inaudible — technical difficulties). Right now we’re calling both flat for the year primarily.

Peter Heckmann - Avondale Partners - Analyst

Right.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

And so put them as one equals the other. If event-driven is up, distribution is going to be up. If one is down, the other one is going to be done. But the way to think about it right now in our guidance was we’ll wait and evaluate as we see the next couple of quarters, because we can look 60 days out on the event-driven especially mutual fund proxies large deals and say whether or not we think that number is going to move or not.

Peter Heckmann - Avondale Partners - Analyst

Okay. And then last question, and I don’t know if you mentioned it. How many TA clients do you have now on the registered side?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, we have several hundred, but the key that you needed to hear here is that the Disney position — okay? —along with one of — well, actually, alone with a good number of other large clients that we have shared with you in the past, really moves us to I believe our model now, with both its differentiation and disruptive communication capabilities, has been recognized by what many people in the industry believed was an issuer with the highest standard and who was unwilling to outsource this in the past because of their view of their shareholders being their critical customers as well, looking at this and saying our technology play — including by the way Fluent — is the way that the world is going to be going.

And that was a key to us being able to win this account, because it’s not about doing the same old thing. It’s about what are you going to do going forward to engage all shareholders into a dialogue, not only about the Company, but about the products of the Company.

Peter Heckmann - Avondale Partners - Analyst

Okay. And then last question, and I will get back in the queue. But — and I think you generally answered this, but in terms of significant upside in the first quarter, essentially you did almost what we thought you’d do in the first half — but beyond winding down a small business with in Securities Processing there is no other offset beyond conservatism for the reason why you’re not raising your total guidance today?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Yes. And so, Peter, when I put those comments in there about we’re going to wait until after the end of the first quarter, we debated it here, we’re going to rely on the fact that the first half is not an equal contributor to Broadridge as the second half. And so we’re going to use that situation to take advantage of the fact that we’re in essence kicking the can down the road to have more data.

So if we do decide to change anything, we’re doing it with a higher level of confidence and far less time left on the calendar before we could have anything alter that enhanced view. So when I said that I’ve never been this confident in reaffirming guidance, why don’t we leave it at that for now?

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes, and by the way —

Peter Heckmann - Avondale Partners - Analyst

Great. Thanks.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Yes.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Okay.

Operator

Your next question comes from the line of George Mihalos of Credit Suisse. Your line is now open.

George Mihalos - Credit Suisse - Analyst

Hi, guys. Good morning, and let me add my congratulations on the start to the year. Wanted to start off on the recurring closed sales side. You guys continue to express a lot of optimism or confidence I should say in achieving your targets. Is there anything to call out in terms of North American demand versus what you may be seeing internationally? Any change there over the last quarter, or has it been fairly consistent?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, it’s been consistent going back to what I said after the Accenture initial transaction with SocGen. We see the North American market having needs. We are continuing to look to expand our product set to meet those needs. And so with — I’ll call it with growing opportunity for proven vendors like Broadridge, I would call it about the same as it’s been and generally positive momentum.

In the last quarter, when we discussed the Accenture transaction, I represented — which is clearly the case — in Europe, Asia, the Middle East and Australia, we covered those markets with very limited resources. And it’s a challenge to do that when you’re selling a service as mission-critical as securities processing platforms.

Now with Accenture and the Accenture Army being assigned to bring this to the top 50 banks in those regions, but because of the partners who are assigned, the coverage is the top couple of hundred banks in those regions, I would argue right now in terms of that activity we have better coverage in Europe, Asia, the Middle East and Australia than we have anywhere else in the globe right now, because of the Accenture Army and because of the investment Accenture is making.

That’s why I specifically referred you, so you could look at it yourself, to their October 8 Analyst Day, where they specifically spoke about this transaction and their view of the strategic significance of it.

George Mihalos - Credit Suisse - Analyst

Okay. That’s great to hear. Then just to go back to the digital opportunity. Is there a way — any target or some way to benchmark your success with Fluent, whether it’s a target number of clients, say, three years out or a target number of revenues three years out? And should we be thinking about the EBIP opportunity really ramping more aggressively starting in fiscal 2015?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

It’s a great question, and I can tell you that it is a very significant priority within Broadridge. Every product we have we look at not only where it is today but what is the opportunity to disrupt that product, because as I said many times over the years going back to the spin road show, we’re going to disrupt ourselves before we allow someone to disrupt us. That’s how I started the business in communications, and that’s how we’re going to continue to drive the business.

We believe that if you provide people information in a convenient way versus asking them, again, to remember 50 to 100 passwords to live their lives, most importantly, if you provide them better contents digitally than they are getting in paper, all right? If you can achieve those two things — all right? — you will raise adoption rates dramatically. We have seen the Mailbox raise adoption rates for the investors who regularly use the broker website.

So we are encouraged by the potential opportunity here to drive digital. We’ve already eliminated a high percentage of proxy, over 60% of the paper in that process. Because we’re really going now and attacking all financial communications across brokerage, mutual funds and annuities, it’s way too early to declare here’s where we think we can be.

We are confident, though, that we are investing and we are discussing products we believe beyond what any other provider is discussing at this point in time, and we believe that this evolution both in terms of attacking digital and our product set, will ultimately enable us to create meaningful value. I would love to see it start sometime in 2015, but I can’t say with confidence that I will be here talking about this new wind at the back because of what we have done — what we have achieved in digital.

George Mihalos - Credit Suisse - Analyst

Okay. And then just last question for me, just maybe some sense on the sales cycle for Fluent amongst the 16 brokers that you already have signed up there? Thank you.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay. All right. So, again, the 16 brokers are live on Investor Mailbox or what’s now EBIP. We’ve had probably 100-plus meaningful conversations regarding Fluent, all right? And I’m sure as some of our associates are listening to this, they’re saying I can’t believe he only thinks it’s a 100-plus, all right? This is something we want to talk about in every C-suite, because this is the ultimate win-win.

The firm wins by saving meaningful costs and creating a better customer experience. The investor wins by having easier access, which means they will look at it more and have better knowledge about their investments. And we’re going to win and create an even stronger relationship with that client beyond the remarkably strong relationship we have today which enables our 98% client retention rate.

Operator

Your next question comes from the line of Chris Donat of Sandler O’Neill. Your line is — I apologize — your line is now open.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Thank you, and thanks for taking my call, Rich and Dan. My one question isn’t so much about the quarter or the fiscal year. It’s really about maybe the next decade, and so, Rich, calling on your experience with various NYSE committees and the SEC, when do you think it’s likely that we will have another revisitation of proxy distribution rules? Is it something that’s a decade away? Five years away? 15 years away? And I realize this as very forward-looking statement I’m asking of you.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Chris, the only appropriate way to discuss something of that significance is let’s talk about the past. I’ve been involved with this process since 1978, 1979, and the — let’s go over the most recent process.

When we were spinning from ADP, and when we were in the road show, the cloud that your side of the table viewed over us was called notice and access, and I was arguing that wasn’t a cloud. But in those notice and access discussions there was an initial dialogue about we should probably include fees in that discussion. I remember specifically in the largest luncheon we had pre the spin saying, gee, when people who pay bills generally raise the topic of fees, they’re generally raising it because they don’t — they’re not thinking they want them to go up, all right?

I also pointed out, though, that our value proposition is that we believe corporate issuers, broker dealers, mutual funds and everybody who is part of the process costs should go down. We just don’t think it should be the part that they pay us, because we have an opportunity to add value. The most important thing, Chris, I just said is that it was over seven years from the first time in the notice and access dialogues I heard someone say from a position of authority, whether it be the stock exchange or the SEC, we should probably be talking about fees to — it took seven years to conclude that dialogue. All right?

It’s a long process. It’s a very complex process. It involves far more pieces and far more activities is protecting investors. And remember, the end activity that always has to be recognized is protecting investors.

What was achieved here in this new fee schedule — okay? — the most important thing from a regulatory point of view is that they have every reason to believe, based on the beta model we showed them with our Investor Mailbox, that we will raise the eyeballs — the number of eyeballs when we convert them to digital that actually look at material. And having knowledge is what investor protection is all about.

So the last fee dialogue from my point of view took over seven years start to finish. All right? And I can’t imagine in a fee dialogue coming about that would not be a long, laborious process, just because of all the moving pieces, all the people that have to opine, and the ultimate process of approval which has to be done in a very careful and thoughtful way by both SROs and regulators.

Christopher Donat - Sandler O’Neill & Partners - Analyst

Okay. Thanks very much. That helps me put it in perspective with what’s just been accomplished here. Great.

Operator

(Operator Instructions). Your next question comes from the line of Tien-Tsin Huang. Your line is now open.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Great thanks. Nice results, and I appreciates the constraint to not raise guidance here one quarter in. Just I guess building I think on George’s question around pipeline and backlog and trends, just I’ve been hearing a lot about delays in deal implementation and longer sales cycles from some of your, I guess, fin tech peers. It doesn’t sound like that’s the case here. Is that fair to say, Rich? And I’m curious why that could be the case? Is it simply a bigger shift towards outsourcing and the need for data and things that you called out?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay. So, Tien-Tsin, our product set doesn’t perfectly align with anyone else out there.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Right.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Our commitment to the service profit chain and recognition that our industry — and everyone on this call is part of this industry and knows very directly the cost pressure that the industry is under. We believe that our products align very well with helping our industry achieve what they need to achieve to lower the cost run-rate to, I’ll call it, create the new normal, and then our industry can continue to grow to the next great level that it’s always grown to.

So I feel very, very good about — throughout the crisis our focus on recognizing without product we’re going to have a problem. Without the ability to grow we’re going to have a problem. I am still driving everyone on our executive committee relentlessly on we have to focus on revenue, we have to focus on controlling our growth, and we should never rely on the old normal market activity to get us to where we want to get to.

If we get close to normal market activity, that becomes wind at the back, not we’re getting back to normal. So we’re going to continue to look for ways to build in byproducts. We’re going to have very, very high standards on our acquisitions, strategically and financially. But we are going to continue what we have done throughout the crisis, and given where both segments are right now, irrespective of what our peers are thinking, we believe we have the ability to grow top and bottom line in both those segments, primarily within our control but — by the way if the markets want to help us, we’ll be glad to take it.

Dan Sheldon - Broadridge Financial Solutions, Inc. - CFO, PAO, VP

Yes, Rich, I think you made great point about the acquisitions. Look, we always love the big, big deals, but our acquisitions are going to add $35 million to this year’s revenue, okay? That is also where we put our time and attention.

So what our peers might be doing or whatever in a big outsourcing type of deal, yes, you haven’t heard us announce anything of that nature in this quarter, but you are certainly hearing us talk about the momentum we have in our products that are what I call our bread and butter, including the acquisitions of an additional $35 million this year to revenue.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Fair enough. Understood. Just switching over to the — I guess some of the regulatory changes, getting the fees approved whatnot. I totally understand the confidence that you have that the fee changes should be neutral or positive. Just what’s been the feedback then from the client brokers, et cetera? I’m just curious what’s driving that level of confidence, if you can elaborate.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Well, the — confidence comes from two things. A fee schedule is math, so we know how our model works really well. So we know how the math works really well. We know what part of that fee change impacts Broadridge, what part of that fee change impacts our clients, all right?

The part in there where we say neutral to slightly positive is we can’t determine with digital accuracy or very clear accuracy when the EBIP new revenue will be benefiting us and our clients, so we’ve made certain assumptions there, all right? We’re going to be working very hard with a lot of focus to roll this out, and at a point in time this we believe can only be positive, because anything that leads to more digital revenue, whether it be under the old fee schedule or under the new fee schedule, still creates that win for everyone, with the exception of printers and the Post Office.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Understood. Let me just ask one more. The stock is obviously up nicely now, 8% if you haven’t seen it. Didn’t see as much in the way of share repurchases this quarter. Anything to read into there?

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

We have been consistent in our capital stewardship priorities, so this year we again raised the dividend. I think we’ve got a pretty nice and consistent trend there. We think growing earnings and giving cash back to shareholders in the form of a dividend is a very good model.

We believe that keeping our investment-grade, because of the mission-critical services we perform and because of our ambitions to add many more clients to our list of clients on mission-critical services across everything we do, is important in giving them confidence in our very, very strong proven financial stability. We stated again in this call that adding product is a high priority. I’ve stated in the past I was disappointed in that we didn’t do more tuck-ins, and when those tuck-in opportunities were not there — because it didn’t meet our criteria. There were plenty of deals. There weren’t deals we were willing to do, okay?

And so when those tuck-ins didn’t happen, we’re not also looking to hoard or build cash, and we saw terrific opportunistic times to buy back stock because we were highly confident in being undervalued. Given our confidence in the future, okay, we believe those opportunistic times will be there as we go forward, but my priority would be to do strategic tuck-ins that made strategic and financial sense.

And so there’s really nothing new here, and I recognize that because I can’t tell you when a deal will be put in front of me that makes sense, I can’t tell you when we’re going to be doing more tuck-ins versus more buybacks, but we’re committed to use our wonderful free cash flow to enhance our value as well.

Tien-Tsin Huang - JPMorgan Chase & Co. - Analyst

Got it. Thanks for the time.

Operator

I am showing that we have no further questions at this time. I would now turn the call back to Mr. Daly.

Rich Daly - Broadridge Financial Solutions, Inc. - CEO

Okay. Well, we really were hoping to get everyone off the call before the Twitter kickoff, but we really, really do appreciate the time that you put into the call and the thoughtful questions and your participation today. Dan, David and I look forward to meeting with you in the near future. I know we have a luncheon coming up.

It’s a little cloudy today at our headquarters in Lake Success, but it is clear that it’s pretty sunny at Broadridge. I would encourage all of you to choose to have a great day. We certainly will here. Thanks so much.

Operator

This concludes today’s Broadridge Financial Solutions, Inc. first quarter fiscal year 2014 earnings conference Call. Thank you for your participation. You may now disconnect.